                              SHAREHOLDER AGREEMENT

      THIS SHAREHOLDER AGREEMENT dated as of March 1, 1999 (this "Agreement") is by and among Alcatel, a French corporation ("Parent"), Zeus Acquisition Corp., a California corporation ("Purchaser"), and John Walecka ("Shareholder").

                                   WITNESSETH:

      WHEREAS, simultaneously with the execution of this Agreement, Parent, Purchaser and Xylan Corporation, a California corporation (the "Company"), have entered into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement"), pursuant to which Purchaser has agreed, among other things, to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, the "Offer") to purchase all shares of common stock, $.001 par value, of the Company (the "Company Common Stock");

      WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer and the Merger, Parent has required that Shareholder enter into this Agreement;

      NOW THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

      1. Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

      2. Tender of Shares. Shareholder shall tender or cause the record owner thereof to tender all shares of Company Common Stock owned of record by Shareholder ("Owned Shares") into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer pursuant to
Section 1.01 of the Merger Agreement, and Shareholder shall not, and shall cause the record owner thereof not to, withdraw any Owned Shares so tendered unless the Offer is terminated or has expired.

      3. Voting of Owned Shares; Proxy.

            (a) During the period commencing on the date hereof and continuing until the earlier of (x) the consummation of the Offer and (y) the termination of this Agreement (such period being referred to as the "Voting Period"), at any meeting (whether annual or special, and whether or not an adjourned or postponed) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, subject to the absence of a preliminary or permanent injunction or other requirement under applicable law by any United States federal, state or foreign court barring such action, Shareholder shall vote (or cause to be voted) all Owned Shares: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any action or agreement that would impede, interfere with, or prevent the Merger, including any Acquisition Proposal. Shareholder shall not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this
Section 3.

            (b) By its execution hereof and in order to secure its obligations under this Agreement, during the Voting Period, Shareholder irrevocably grants to, and appoints, Parent and Olivier Houssin and Pascal Durand-Barthez, or either of them, in their respective capacities as employees of Parent, and any individual who shall hereafter succeed to either of their respective positions at Parent, and each of them individually, as his true and lawful proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder to vote the Owned Shares or grant a consent or approval in respect of the Owned Shares (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any action or agreement that would impede, interfere with, or prevent the Merger, including any Acquisition Proposal ("Irrevocable Proxy"). Shareholder hereby represents that any proxies heretofore given in respect of the Owned Shares are not irrevocable, and that any such proxies are hereby revoked.

            (c) Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon its execution and delivery of this Irrevocable Proxy. Shareholder hereby affirms that this Irrevocable Proxy is given in connection with the execution of this Agreement and the Merger Agreement, and further affirms that this Irrevocable Proxy is coupled with an interest and is intended to be irrevocable in accordance with the provisions of
Section 705 of the CGCL. Shareholder hereby ratifies and confirms all that this Irrevocable Proxy may lawfully do or cause to be done by virtue hereof.

            (d) In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or the acquisition of additional shares of Company Common Stock or other securities or rights of the Company by the Shareholder, this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by the Shareholder.

      4. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

      5. Waiver of Appraisal Rights. Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that he may have.

      6. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Parent shall have purchased and paid for all of the Owned Shares of Shareholder in accordance with the terms of the Offer and (b) the date on which the Merger Agreement is terminated.

      7. Miscellaneous.

            (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            (b) Shareholder agrees that this Agreement and the respective rights and obligations of Shareholder hereunder shall attach to all Owned Shares.

            (c) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

            (d) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any assignee of such parties' rights and obligations under the Merger Agreement or to any other subsidiary of Parent. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

            (e) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

            (f) All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:

            If to Parent or Purchaser:

            Alcatel
            54, rue La Boetie
            75008 Paris
            France
            Telecopier No.:  33-1-4076-1486
            Attention:  Pascal Durand-Barthez, Esq.

            Copy to:

            Proskauer Rose LLP
            1585 Broadway
            New York, NY  10036
            Telecopier No.:  (212) 969-2900
            Attention:  Stanley Komaroff, Esq.

            If to Shareholder:

            John Walecka
            c/o Brentwood Venture Capital
            3000 Sand Hill Road
            Building 1, Suite 260
            Menlo Park, CA  94025

            Copy to:

            Tae Hea Nahm
            Venture Law Group
            2775 Sand Hill Road
            Menlo Park, CA  94025

            (g) If any term or other provision of this Agreement shall be held to be invalid, illegal or unenforceable by any rule of law or public policy, such clause or provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.

            (h) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

            (i) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            (j) Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict Shareholder in the exercise of his fiduciary duties as a director of the Company.

            (k) This Agreement shall be governed and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

            (l) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (m) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, Parent, Purchaser and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          ALCATEL

                                          By: /s/ Serge Tchuruk
                                              ----------------------------------
                                              Name:  Serge Tchuruk
                                              Title: Chairman and Chief
                                                     Executive Officer


                                          ZEUS ACQUISITION CORP.

                                          By: /s/ Olivier Houssin
                                              ----------------------------------
                                              Name:  Olivier Houssin
                                              Title: Chairman


                                          John Walecka
                                           /s/ John Walecka
                                          --------------------------------------


AGREED TO FOR PURPOSES
OF SECTION 12

XYLAN CORPORATION

By: /s/ Steve Y. Kim
    -----------------------------------
    Name: Steve Y. Kim
    Title: President and Chief Executive Officer